CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Mutual Fund Series Trust and to the use of our report dated August 29, 2016 on the financial statements and financial highlights of Day Hagan Tactical Allocation Fund (formerly Day Hagan Tactical Allocation Fund of ETFs) and Day Hagan Tactical Dividend Fund, each a series of shares of beneficial interest in Mutual Fund Series Trust. Such financial statements and financial highlights appear in the June 30, 2016 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania

April 5, 2017